Exhibit 4.1

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 29, 2006, is entered into by and among (i) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (ii) each of the guarantors set forth in Annex A hereto (the “Guarantors”), and (iii) The Bank of New York, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have entered into an Indenture (the "Indenture"), dated as of February 16, 2007, which sets forth the terms and conditions for the issuance by the Company of US$60,000,000 1.0% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Notes”);

WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may, from time to time and at any time, with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, enter into indentures supplemental thereto for the purpose of changing in any manner any of the provisions of the Indenture subject to the conditions set forth therein;

WHEREAS, the holders of a majority in aggregate principal amount of the Notes currently outstanding have consented (the evidence of such consent having been obtained and provided to the Trustee as required under the Indenture) to the execution of this Supplemental Indenture by the parties hereto; and

WHEREAS, the Company has complied with the requirements under the Indenture to execute this Supplemental Indenture and has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that the execution of this Supplemental Indenture complies with the applicable requirements under the Indenture and is otherwise authorized or permitted by this Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.  Amendments to the Indenture. The Indenture is hereby amended as follows:
The references to “$150.0 million” and “$50.0 million”, each in the second sentence of Section 4.16, are hereby replaced with "$50 million” and "$5 million”, respectively, such that the second sentence of Section 4.16 shall read in its entirety as follows:

“The “Consolidated Tangible Net Worth Threshold” shall be equal to $50 million from the Issue Date until the first annual anniversary thereof, and at each annual anniversary of the Issue Date shall increase by an amount equal to $5 million.”

2.  Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

3.  Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.  Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.      Counterparts.

(a)  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

(b)  This Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

6.  Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: CEO

CHINA SAFETECH HOLDINGS LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: CEO

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (HK) LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: CEO

FOR THE PURPOSE OF SECTION 4.18(A) OF THE INDENTURE ONLY

GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title: CEO

SHANGHAI CHENG FENG DIGITAL TECHNOLOGY CO., LTD.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title:   CEO

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (PRC), INC.

By: /s/ Tu Guo Shen
Name: Tu Guo Shen
Title:  CEO

THE BANK OF NEW YORK,
a New York banking corporation,
as Trustee

By: /s/ Lici Zhu
Name: Lici Zhu
Title: Assistant Treasurer